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                                                                   EXHIBIT 99.3

[LOGO] ERNST & YOUNG

To the Board of Directors of Newcourt Credit Group Inc.:

We have audited the Monthly Reports (the "Reports") of Newcourt Credit Group Inc. for the year ended December 31, 1997 (calculated in accordance with the provisions of sub-section 4.3(d) of the Pooling, Collateral Agency and Servicing Agreement of Newcourt Asset Receivables Trust (the "Agreement") dated April 15,
1996).  The Reports are the responsibility of the management of the Company.
Our responsibility is to express an opinion on the Reports based on our audit.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Reports. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Reports.

In our opinion, the Reports for the year ended December 31, 1997 are calculated, in all material respects, in accordance with the provisions of sub-section 4.3(d) of the Agreement dated April 15, 1996.

                                   /s/ Ernst & Young
                                   ------------------------
                                   Chartered Accountants

Toronto, Canada
March 6, 1998



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[Logo] ERNST & YOUNG

To the Board of Directors of Newcourt Credit Group Inc.:

At your request, we have reviewed Newcourt Credit Group Inc.'s compliance with the servicing of Contracts under Articles III, IV and VIII of the Pooling, Collateral Agency and Servicing Agreement of Newcourt Asset Receivables Trust (the "Agreement") dated April 15, 1996 for the year ended December 31, 1997. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

Certain matters of compliance in Articles III, IV and VIII contain terms such as: "reasonable care," "reasonable efforts," "best efforts," and "reasonable manner." For the purposes of this review engagement, these terms are interpreted to mean "in the same manner in which Newcourt services comparable contracts that it services on their own account."

A review does not constitute an audit and consequently we do not express an audit opinion on this matter.

Based on our review, nothing has come to our attention that causes us to believe that the servicing of Contracts for the year ended December 31, 1997 was not in compliance with the provisions of Articles III, IV and VIII of the Agreement, including the interpretations set out above.


                              /s/ Ernst & Young
                              ------------------------
                              Chartered Accountants

Toronto, Canada
March 6, 1998